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                                                                 Exhibit 10(a)10


                      TEMPORARY CONTRACT EMPLOYEE AGREEMENT

This Agreement is made and entered into as of the 28th day of September, 1993, by and between Edward Muncaster, hereinafter referred to as "Contractor" and UtiliCorp United Inc., hereinafter referred to as "Employer".

Employer agrees to pay Contractor, and Contractor hereby accepts agreement with Employer, on the terms and conditions herein set forth:

1. TERM. The term of this Agreement shall commence on January 1, 1994, and shall terminate at the sole discretion of either the Contractor or the Employer following sixty (60) days written notice.

2. DUTIES. Contractor agrees to contribute his best judgment and efforts to the rendering and furnishing of support services related to Corporate Relations for Employer. Contractor understand and agrees that assignments to be performed shall be directed by Richard C. Green, Jr. or Robert K. Green on behalf of Employer on an as-needed basis.

3. COMPENSATION. Upon signing of this Agreement, Employer will pay Contractor a retainer of $115,200.00, payable in monthly installments of $9,600.00, with the work performed each month invoiced to Employer at $300.00 per hour up to $115,200.00. All work performed by Contractor in excess of the $115,200.00 retainer (and billed at the rate of $300.00 per hour) shall be billed at a rate of $200.00 per hour. The $115,200.00 retainer is guaranteed by Employer to Contractor and shall not be reduced under any circumstances including the possibility that either or both parties hereto might terminate this Agreement during the first twelve (12) month period thereof. Contractor understands and agrees that, as a contract employee, he is responsible for his taxes and is not eligible for any employee benefits, except as defined in Exhibit A of his Severance Payment Agreement.

Employer shall pay all transportation on a first-class basis and other related expenses associated with the direct performance of work for Employer as a result of this Agreement. Contractor will keep detailed time records of work performed for Employer. Business mileage driven in Contractor's personal automobile shall be reimbursed at the rate of $.28 per mile and must be properly itemized and documented on expense forms supplied by Employer.

Employer agrees to pay Contractor $1,200.00 per month for one (1) year, separate and apart from the retainer of $115,200.00, to lease a fully equipped and furnished, quality office space in the Kansas City area. Contractor will pay for his own staff and Employer will pay for all utilities, including telephone, if not included in the lease.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                        UtiliCorp United Inc.



                                        By: /s/ Richard C. Green, Jr.   09/28/93
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                                                Employer                  Date



                                        By: /s/ Edward Muncaster        09/28/93
                                            --------------------        --------
                                                Contractor                Date